Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                      OF MICROCHIP TECHNOLOGY INCORPORATED

     MICROCHIP TECHNOLOGY INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That at a meeting of the Corporation's Board of Directors, resolutions were duly adopted proposing and declaring advisable a proposed amendment to the Corporation's Restated Certificate of Incorporation, amending
Article IV(A) thereof to read as follows:

                                   ARTICLE IV

     (A) CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is three hundred and five million (305,000,000) shares. Three hundred million (300,000,000) shares shall be Common Stock, par value $0.001 per share and five million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share.

     SECOND: That upon notice given in accordance with Section 222 of the General Corporation Law of the State of Delaware, and pursuant to a resolution of the Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, at which meeting the stockholders approved said amendment.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Microchip Technology Incorporated has caused this Certificate of Amendment to be signed by Steve Sanghi, its President and attested by Mary K. Simmons, its Secretary, as of the 18th day of August, 2000.

                                        MICROCHIP TECHNOLOGY INCORPORATED

                                        By: /s/ Steve Sanghi
                                            ------------------------------------
                                            Steve Sanghi, President

ATTEST:

By: /s/ Mary K. Simmons
    ---------------------------------
    Mary K. Simmons, Secretary